EXHIBIT 10.6

July 13, 2026

Ron Kurtz

c/o RxSight, Inc.

100 Columbia,

Aliso Viejo, CA 92656

Re: Transition Employment Letter

Dear Ron:

This letter agreement (the “Agreement”) is entered into between Ron Kurtz (“you”) and RxSight, Inc. (the “Company” or “we”). This Agreement will be effective as of July 20, 2026 (the “Effective Date”). The purpose of this Agreement is to confirm the terms and conditions of your employment.

1.
Position. Commencing on the Effective Date, your position with the Company will be Chief Medical Officer, and you will report to the Company’s Chief Executive Officer or to such other person as the Company subsequently may determine. This is a full-time position. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.
Cash Compensation. As of the Effective Date, your annual base salary will continue to be $740,000.00, which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.
3.
Annual Bonus. As of the Effective Date, you will be eligible to earn an annual cash bonus with a target value of 100% of your base salary, based on achieving the Company’s achievement of corporate performance objectives established by the Company’s Board of Directors (the “Board”) or an authorized committee thereof (the “Committee”) and payable upon achievement of the corporate objectives as determined by the Committee. If any portion of such bonus is earned, it will be paid when practicable after the Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.
4.
Retention Bonus. Subject to the terms of the Amended Severance Agreement, if you remain an employee of the Company through each of January 1, 2027, July 1, 2027, January 1, 2028 and July 1, 2028 (each a “Retention Date”), the Company will pay you a retention bonus (each a

“Retention Bonus”, and collectively, the “Retention Bonuses”) in the amount of $370,000 on each such Retention Date, less applicable withholdings and deductions in accordance with the Company’s normal payroll practices. For purposes of clarity, the aggregate amount of the Retention Bonuses if you remain an employee through each Retention Date is $1,480,000.
5.
RSU Award. As equity compensation, you will be granted an award of restricted stock units (the “RSU Award”) covering 500,000 shares of the Company’s Common Stock. The RSU Award will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Equity Plan”) and an award agreement thereunder between you and the Company. The grant date of the RSU Award (the “RSU Grant Date”) will be as soon as practicable on or following the date that the Board determines that sufficient shares of the Company’s Common Stock are reserved and available under the Equity Plan to permit the issuance of the RSU Award, but in no event later than January 31, 2027. Subject to the terms of the Amended Severance Agreement, the RSU Award will be subject to vesting on the following terms: 20% of the shares subject to the RSU Award will vest on each of August 1, 2026, February 1, 2027, August 1, 2027, February 1, 2028 and August 1, 2028, subject to your continued employment with the Company through each applicable vesting date and the terms of the applicable RSU Award agreement.
6.
Employee Benefits. As a regular full-time employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits in accordance with the terms of the Company’s policies and benefits plan. Information regarding coverage, eligibility, and other information regarding these benefits is set forth in more detailed documents that are available from the Company. With the exception of the Company’s at-will employment policy, discussed below, the Company may, from time to time, in its sole discretion, modify or eliminate its policies and/or benefits offered to employees.
7.
Severance. On the Effective Date, you and the Company shall enter into an Amended and Restated Change in Control and Severance Agreement (the “Amended Severance Agreement”) applicable to you based on your position with the Company, provided that, by executing this Agreement, you acknowledge and agree that your transition from the role of the Company’s President and Chief Executive Officer to the role of the Company’s Chief Medical Officer and the corresponding change in your duties, authorities and responsibilities will not constitute “Good Reason” under the Amended Severance Agreement. The Amended Severance Agreement will specify the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with the Company. The Amended Severance Agreement will supersede all other severance payments and benefits you would otherwise currently be eligible for, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time. By entering into this Agreement, you agree that, on the Effective Date, your Change in Control and Severance Agreement with the Company effective on July 16, 2021 (as amended, the “Severance Agreement”) will be terminated and of no further force or effect.
8.
Proprietary Information and Inventions Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this

Agreement confirms that the terms of the Company’s Proprietary Information and Inventions Agreement you previously signed with the Company (the “PIIA”) still apply.
9.
Employment Relationship. Employment with the Company will continue to be for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
10.
Protected Activity Not Prohibited. Nothing in this Agreement, the PIIA, or in any other agreement between you or the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including but not limited to the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Further, nothing in this Agreement, the PIIA, or in any other agreement between you and the Company, as applicable, shall in any way limit or prohibit you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful (“Protected Information”). Notwithstanding any restrictions set forth in this Agreement or in any other agreement between you or the Company, as applicable, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, or prior to discussing or disclosing Protected Information, nor are you obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information (within the meaning of the PIIA) to any parties other than the relevant government agencies. For the sake of clarity, Company confidential information does not include Protected Information. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent will constitute a material breach of this Agreement. You acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A.
11.
Board Membership. By entering into this Agreement, you agree and acknowledge that you will be deemed to have resigned from the Board, and your status as a member of the Board will terminate, on the Effective Date, consistent with the terms of the Company’s Charter and Bylaws. You further agree and acknowledge that the cessation of your status as a member of the Board will not constitute “Good Reason” under the Amended Severance Agreement.
12.
Miscellaneous. This Agreement, along with the PIIA and the Amended Severance Agreement, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company, including, but not limited to, the Confirmatory Employment Letter between you and the Company dated as of July 8, 2021 and the Severance Agreement. This Agreement may only be modified by a written agreement signed by you and the Board.

To agree to the terms and conditions of this Agreement, please sign and date in the spaces indicated and return this Agreement to the Company.

Sincerely,

RxSIGHT, Inc.

By: /s/ J. Andy Corley_________

J. Andy Corley

Chairman of the Board of Directors

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Ron Kurtz_____________________

Ron Kurtz

Date: July 13, 2026

Exhibit A

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”